                          POTTERS FINANCIAL CORPORATION

                                   EXHIBIT 11

                    STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                             Quarter ended              Six months ended
                                                June 30,                     June 30,
                                       -------------------------     -----------------------
                                          1999           1998(1)       1999          1998(1)
                                          ----           ----          ----          ----
Net income for basic and diluted       $  309,000     $  266,000     $653,000     $  488,000
                                       ==========     ==========     ========     ==========

Average basic shares outstanding          965,186      1,035,980      968,784      1,044,507

Add:  Effect of stock options              38,422         36,049       29,282         36,062
                                       ----------     ----------     --------     ----------

Average diluted shares outstanding      1,003,608      1,072,029      998,066      1,080,569
                                       ==========     ==========     ========     ==========

Basic earnings per common share        $     0.32     $     0.26     $   0.67     $     0.47
                                       ==========     ==========     ========     ==========

Diluted earnings per common share      $     0.31     $     0.25     $   0.65     $     0.45
                                       ==========     ==========     ========     ==========

(1)  Restated to reflect the 10% stock dividend effective March 1999.